UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule 14a-12

Consolidated Communications Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

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On January 19, 2024, Consolidated Communications Holdings, Inc., a Delaware corporation (“Consolidated Communications,” “Consolidated” or the “Company”), issued the following press release in connection with the Company’s special meeting of shareholders to be held on January 31, 2024.

Leading Independent Proxy Advisory Firm ISS Recommends Consolidated Communications Shareholders Vote “FOR” the Proposed Transaction with Searchlight and BCI

Consolidated Urges Shareholders to Vote FOR the Proposed Transaction Today

MATTOON, Ill.—January 19, 2024 – Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) (the “Company” or “Consolidated”), a top 10 fiber provider in the U.S., today announced that a leading independent proxy advisory firm, Institutional Shareholder Services (“ISS”), has recommended that Consolidated shareholders vote “FOR” the proposed acquisition of the Company by affiliates of Searchlight Capital Partners, L.P. (“Searchlight”) and British Columbia Investment Management Corporation (“BCI”) (the “Proposed Transaction”).

The Company’s special meeting of shareholders (the “Special Meeting”) to vote on the Proposed Transaction is scheduled for January 31, 2024. Consolidated urges its shareholders to vote FOR the Proposed Transaction today.

Consolidated issued the following statement regarding the ISS recommendation to vote FOR the Proposed Transaction:

“We are pleased ISS recognizes that the Proposed Transaction maximizes the value our shareholders can receive by eliminating the risk they would bear should Consolidated remain a standalone company. The Proposed Transaction provides our shareholders with significant and certain value for their investments.”

In recommending that Company shareholders vote FOR the Proposed Transaction, ISS stated1:

•	“The frustration of long-term shareholders who have experienced a substantial decline in share value over a period of significant infrastructure investment by the company is understandable. At the same time, there is an immediate and sizable downside risk in rejecting the deal. Moreover, management's ability to execute on its projected plan seems far from assured, as the plan leaves little margin for error and any underperformance could force the company to raise further capital, an expensive and likely dilutive proposition for shareholders. In light of these factors, support for the proposed transaction is warranted.”

•	“CNSL's outperformance against the broader market index and the median of its peers since the unaffected date indicates a potential downside risk of non-approval. From the release of its Q4 2022 earnings on Feb. 28, 2023 through the April 12, 2023 unaffected date, CNSL traded at a median of $2.54 per share, and the company estimates that if the deal breaks it is likely that shares would trade below the unaffected price of $2.76. Though it is difficult to predict exactly where shares may trade if the deal breaks, it does not appear unreasonable to expect shares to trade below $3.00 in the near term, and it would not be surprising to see shares revert to the unaffected price.”

•	“At the transaction announcement, the company stated the offer implied a valuation of approximately 9.6x LTM EBITDA, equal to approximately 8.6x EV/2024E adjusted EBITDA. Per information from Bloomberg, the company traded at a median 7.6x EV/NTM EBITDA over the 52 weeks before the unaffected date, while the company's identified peers traded at a median of 7.0x EV/NTM EBITDA over the same period. These factors lend support to the company's argument that the premium being offered to shareholders is attractive.”

Shareholders with questions or who require assistance voting their shares should contact Consolidated’s proxy solicitor, Morrow Sodali. Shareholders may call toll-free: (800) 662-5200 or +1 (203) 658-9400 (international) or email CNSL@info.morrowsodali.com.

1 Permission to use quotations from ISS was neither sought nor obtained.

Advisors

Rothschild & Co is acting as financial advisor to the special committee and Cravath, Swaine & Moore LLP is acting as its legal counsel. Latham & Watkins LLP is providing legal counsel to Consolidated Communications.

About Consolidated Communications

Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) is dedicated to moving people, businesses and communities forward by delivering the most reliable fiber communications solutions. Consumers, businesses and wireless and wireline carriers depend on Consolidated for a wide range of high-speed internet, data, phone, security, cloud and wholesale carrier solutions. With a network spanning nearly 60,000 fiber route miles, Consolidated is a top 10 U.S. fiber provider, turning technology into solutions that are backed by exceptional customer support.

Forward-Looking Statements

Certain statements in this communication are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect, among other things, the Company’s current expectations, plans, strategies and anticipated financial results.

There are a number of risks, uncertainties and conditions that may cause the Company’s actual results to differ materially from those expressed or implied by these forward-looking statements, including: (i) the risk that the Proposed Transaction may not be completed in a timely manner or at all; (ii) the failure to receive, on a timely basis or otherwise, the required approvals of the Proposed Transaction by the Company’s stockholders; (iii) the possibility that any or all of the various conditions to the consummation of the Proposed Transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the Proposed Transaction, including in circumstances which would require the Company to pay a termination fee; (vi) the effect of the announcement or pendency of the Proposed Transaction on the Company’s ability to attract, motivate or retain key executives and employees, its ability to maintain relationships with its customers, suppliers and other business counterparties, or its operating results and business generally; (vii) risks related to the Proposed Transaction diverting management’s attention from the Company’s ongoing business operations; (viii) the amount of costs, fees and expenses related to the Proposed Transaction; (ix) the risk that the Company’s stock price may decline significantly if the Proposed Transaction is not consummated; (x) the risk of shareholder litigation in connection with the Proposed Transaction, including resulting expense or delay; and (xi) (A) the risk factors described in Part I, Item 1A of Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and (B) the other risk factors identified from time to time in the Company’s other filings with the SEC. Filings with the SEC are available on the SEC’s website at http://www.sec.gov.

Many of these circumstances are beyond the Company’s ability to control or predict. These forward-looking statements necessarily involve assumptions on the Company's part. These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” “would” or similar expressions. All forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this communication. Furthermore, undue reliance should not be placed on forward-looking statements, which are based on the information currently available to the Company and speak only as of the date they are made. The Company disclaims any intention or obligation to update or revise publicly any forward-looking statements.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the Proposed Transaction. The Special Meeting will be held on January 31, 2024 at 9:00 A.M. Central Time, at which meeting the stockholders of the Company will be asked to consider and vote on a proposal to adopt the merger agreement and approve the Proposed Transaction. In connection with the Proposed Transaction, the Company filed relevant materials with the SEC, including the Proxy Statement. The Company commenced mailing the Proxy Statement and a proxy card to each stockholder of the Company entitled to vote at the Special Meeting on December 18, 2023. In addition, the Company and certain affiliates of the Company jointly filed an amended transaction statement on Schedule 13e-3 (the “Schedule 13e-3”). INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT AND THE SCHEDULE 13E-3, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, SEARCHLIGHT AND BCI AND THE PROPOSED TRANSACTION. Investors and stockholders of the Company are able to obtain these documents free of charge from the SEC’s website at www.sec.gov, or free of charge from the Company by directing a request to the Company at 2116 South 17th Street, Mattoon, IL 61938, Attention: Investor Relations or at tel: +1 (844) 909-2675.

Contacts

Philip Kranz, Investor Relations
+1 217-238-8480
Philip.kranz@consolidated.com

Jennifer Spaude, Media Relations
+1 507-386-3765
Jennifer.spaude@consolidated.com